Exhibit 99.1

CEN BIOTECH ANNOUNCES ACQUISITON OF COLD LIGHT LED TECHNOLOGY

CEN Biotech Inc. is pleased to announce that it signed a deal to acquire the assets and technology of Tesla Digital, Inc. (A Canadian Corporation) and Steve Pokrajac. Under the terms of the deal, CEN Biotech will provide real property and common stock in exchange for the assets and Technology of Tesla Digita Inc., and Stever Pokrajac.

The many benefits and uses of this cold light technology have been described as follows: This technology uses substantially less power than any conventional illumination in the world including the best LED products. The technology is based on removal of heat management found in every LED illumination product. This technology has the capability to open worldwide markets due to lower production costs, substantial energy savings and its adaptability to many environments around the world.